WAIVER AGREEMENT AND AMENDMENT

This Waiver Agreement, Consent and Amendment (the “Waiver”) is made as of October 3, 2006, by and among Dolce Ventures, Inc., a Utah corporation (the “Company”), Vision Opportunity Master Fund, Ltd., and each of the other parties set forth on the signature page hereto (collectively, the “Purchasers”).

Recitals

A.
On September 7, 2006, the Company and the Purchasers entered into a Series B Convertible Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”), Section 1.4 of which provides that the Company may consummate an Additional Financing for up to $5,923,200, which closing(s) shall occur no later than October 3, 2006;

B.
In connection with the Stock Purchase Agreement, on September 7, 2006, the Company and the Purchasers entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to Section 2 of which the Company is required to file with the Securities and Exchange Commission, on or prior to October 10, 2006, a “resale” Registration Statement (the “Registration Statement”) providing for the resale of all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415, and pursuant to Section 7(e) of which the Company is required to pay certain liquidated damages to the Purchasers if the Company shall fail to file such Registration Statement on or prior to the Filing Date (as defined in the Registration Rights Agreement), or if the Registration Statement shall have failed to be declared effective by the Securities and Exchange Commission on or prior to the Effective Date (as defined in the Registration Rights Agreement), until such failures shall have been cured;

C.	Each Purchaser desires to waive the application of, and such Purchaser’s rights under, the foregoing provisions of the Stock Purchase Agreement and the Registration Rights Agreement;

D.
In connection with the consummation of an additional financing of the Company, the parties hereto have agreed to amend the Stock Purchase Agreement and the Registration Rights Agreement as hereinafter set forth; and

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

Section 1. Waiver. Each Purchaser hereby waives the application of, and such Purchaser’s rights under, (i) Section 1.4 of the Stock Purchase Agreement, which provides that the Company may consummate an Additional Financing for up to $5,923,200, which closing(s) shall occur no later than October 3, 2006, (ii) Section 2 of the Registration Rights Agreement, which provides that, on or prior to the Filing Date, the Company file with the Securities and Exchange Commission a “resale” Registration Statement providing for the resale of all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415 (the “Registration Statement”), and (iii) Section 7(e) of the Registration Rights Agreement, which provides that, among other things, that if the Company shall fail to file the Registration Statement on or prior to the Filing Date (the “Event”), the Company shall pay certain liquidated damages to the Holders until the Event is cured.

Section 2. Amendment to the Stock Purchase Agreement. The parties agree that Section 1.4 of the Stock Purchase Agreement is amended to read in its entirety as follows:

“Section 1.4. Closing. The closing of the purchase and sale of the Preferred Shares and the Warrants to be acquired by the Purchasers from the Company under this Agreement shall take place at the offices of Kramer Levin Naftalis & Frankel LLP (“KL”), 1177 Avenue of the Americas, New York, New York 10036 (the “Closing”) at 10:00 a.m., New York time on or before September 7, 2006; provided, that all of the conditions set forth in Article IV hereof and applicable to the Closing shall have been fulfilled or waived in accordance herewith (the "Closing Date"). The Purchasers acknowledge and agree that the Company may consummate the sale of additional Preferred Shares and Warrants to other purchasers, on terms substantially similar to the terms of this Agreement and the other Transaction Documents (as defined in Section 2.1(b) hereof), which closing(s) shall occur no later than October 20, 2006, for an aggregate purchase price of up to $11,123,200 and a per share purchase price of $2.74 (an “Additional Series B Financing”). Subject to the terms and conditions of this Agreement, at the Closing the Company shall deliver or cause to be delivered to each Purchaser (x) a certificate for the number of Preferred Shares set forth opposite the name of such Purchaser on Exhibit A hereto, (y) its Warrants to purchase such number of shares of Common Stock as is set forth opposite the name of such Purchaser on Exhibit A attached hereto and (z) any other documents required to be delivered pursuant to Article IV hereof. At the Closing, each Purchaser shall direct that KL, as escrow agent, deliver its Purchase Price by wire transfer to an account designated by the Company. In addition, the parties acknowledge that Five Hundred Thousand Dollars ($500,000) of the Purchase Price funded on the Closing Date shall be deposited in a separate escrow account with a separate escrow agent to be used by the Company in connection with investor and public relations in accordance with Section 3.19 hereof.”

Section 3. Amendment to the Registration Rights Agreement.

A. The parties agree that definitions of “Filing Date” and “Effective Date” as set forth in Section 1 of the Registration Rights Agreement are amended to read in their entirety as follows:

"Filing Date" means the fiftieth (50th) day following the Closing Date; provided that, if the Filing Date falls on a Saturday, Sunday or any other day which shall be a legal holiday or a day on which the Commission is authorized or required by law or other government actions to close, the Filing Date shall be the following Business Day.”

"Effectiveness Date" means with respect to the Registration Statement the earlier of (A) the one hundred fortieth (140th) day following the Closing Date (or in the event the Registration Statement receives a “full review” by the Commission, the two hundredth (200th) day following the Closing Date) or (B) the date which is within three (3) Business Days after the date on which the Commission informs the Company that (i) the Commission will not review the Registration Statement or (ii) the Company may request the acceleration of the effectiveness of the Registration Statement and the Company makes such request; provided that, if the Effectiveness Date falls on a Saturday, Sunday or any other day which shall be a legal holiday or a day on which the Commission is authorized or required by law or other government actions to close, the Effectiveness Date shall be the following Business Day.

B. The parties agree that Schedule II to the Registration Rights Agreement is amended to read in its entirety as set forth in Exhibit A hereto.

Section 4. Effect on Transaction Documents. Except as expressly set forth above, all of the terms and conditions of the Transaction Documents and any agreements, documents and instruments signed by the Company and any Purchaser in connection therewith shall continue in full force and effect after the execution of this Waiver and shall not be in any way changed, modified or superseded by the terms set forth herein.

Section 5. Miscellaneous.

A. Amendments and Waivers. The provisions of this Waiver, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holders of a majority of the Registrable Securities outstanding.

B. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Stock Purchase Agreement Agreement.

C. Successors and Assigns. This Waiver shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties.

D. Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

E. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Stock Purchase Agreement Agreement.

F. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

G. Headings. The headings in this Agreement are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Waiver Agreement and Amendment as of the date first written above.

DOLCE VENTURES, INC. By: Name: Title:

PURCHASERS:

By: Name: Title:

Exhibit A